Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-159046

San Diego Gas & Electric Company

Final Term Sheet

March 19, 2012

Issuer:	San Diego Gas & Electric Company

Securities Offered:	4.300% First Mortgage Bonds, Series MMM, due 2042

Aggregate Principal Amount Offered:	$250,000,000

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2012

Coupon:	4.300%, accruing from March 22, 2012

Maturity:	April 1, 2042

Yield to Maturity:	4.331%

Spread to Benchmark Treasury:	+ 85 basis points

Benchmark Treasury:	3.125% due November 15, 2041

Benchmark Treasury Yield:	3.481%

Optional Redemption Provision:	Make Whole Call Adjusted Treasury Rate + 15 basis points prior to October 1, 2041 and at 100% of principal amount on and after October 1, 2041

Price to Public:	99.481%, plus accrued interest, if any

Trade Date:	March 19, 2012

Settlement Date:	March 22, 2012 (T+3)

CUSIP:	797440BQ6

ISIN:	US797440BQ65

Anticipated Ratings*:	Aa3 (stable) by Moody’s Investors Service
A+ (stable) by Standard & Poor’s Ratings Services
AA- (stable) by Fitch Ratings

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc.
Goldman, Sachs & Co.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

Mitsubishi UFJ Securities (USA), Inc.
Samuel A. Ramirez & Company, Inc.

Co-Managers:	Blaylock Robert Van, LLC
Mischler Financial Group, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, by calling Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848, or by calling Samuel A. Ramirez & Company, Inc. toll-free at 800-888-4086.

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